EXHIBIT 10.4

RESTRICTED STOCK UNIT AGREEMENT

DST SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN

(Time Vesting; Executive Officer)

THIS AGREEMENT is made and entered into as of the “Grant Date” (see Paragraph 1(a)), by and between DST SYSTEMS, INC. (“Company”) and recipient (“Employee”) of an Award under the DST Systems, Inc. 2005 Equity Incentive Plan, as amended and interpreted from time to time (the “Plan”).

WHEREAS, Awards under the Plan are administered by the Compensation Committee of Company’s Board of Directors or other committee designated by the Board (the “Committee”) or Company officer to which the Committee delegates authority as provided in the Plan;

WHEREAS, the Committee wishes to grant to Employee rights (“Restricted Stock Units” or “RSUs”) to receive shares of Company common stock (“Shares”) on or after the time the RSUs “Vest,” which occurs with respect to all or a portion of the RSUs on the “Vesting Dates” referenced in Paragraph 1(a) subject to the other terms and provisions of this Agreement generally including without limitation requirements for continued “Employment” (as defined in Paragraph 3(h)) and the risk of forfeiture as provided for in Paragraph 3(c); and

WHEREAS, Company, in its discretion, may allow Employee the potential tax benefit of deferring the issuance of Shares beyond the RSU Vesting Dates as provided in Paragraph 3(f), and, therefore, an RSU Vesting Date may not be the same date as the issuance of one or more of the Shares underlying the Vested RSUs.

The parties agree as follows:

1.                                      GRANT OF RSU.

a.                                      RSU Grant.  The Grant Date, the number of RSUs granted in this Award, and the Vesting Dates are shown in the online or other grant communication to which this Agreement is attached.  Vesting of each RSU as provided in Section 3 entitles Employee to the issuance of one Share, subject to the other terms and conditions of the Plan and this Agreement.  In order for the grant to be effective, Employee must timely confirm acceptance of the terms and conditions of this Agreement pursuant to the instructions in the communication.

b.                                      Administration.  Company’s Chief Financial Officer may adopt Administrative Procedures for RSUs and the Committee may maintain rules for Awards issued under the Plan.  As amended from time to time, such procedures and rules (collectively, the “Rules”) shall apply to all actions taken with respect to this Agreement.  The Committee or its delegate may take any action deemed necessary or appropriate to administer this Agreement and the issuance of Shares attributable to Vested RSUs in accordance and consistent with Internal Revenue Code (“Code”) Section 409A and regulations and guidance issued thereunder (“409A”).

2.                                      RESTRICTIONS.

a.                                      Non-Transferability.  Except as may be permitted under the Plan with respect to transfers to a Permitted Transferee, the RSUs are not transferable during the “Original Delay Period” (as defined in Paragraph 3(f)) and through any “Extended Issuance Date” (as defined in Paragraph 3(f)), by sale, assignment, disposition, gift, exchange, pledge, hypothecation, or otherwise, other than as provided in Paragraph 3(i) upon Employee’s death.  Any attempted disposition of the RSUs, or the levy of any execution, attachment or similar process upon the RSUs prior to issuance of the Shares, shall be null and void and without effect.

b.                                      No Privilege of Stock Ownership; Dividend Equivalents.  Holding RSUs does not give Employee the rights of a shareholder (including without limitation the right to vote or receive dividends or other distributions) with respect to any Shares that Company may issue under the terms and conditions of this Agreement before the date such Shares are issued pursuant to this Agreement.  Notwithstanding the foregoing, if Company declares a dividend on Shares, then a “Dividend Equivalent” (as defined in the Plan) in the form of additional RSUs (“Dividend Equivalent RSUs”) will be credited and paid on the RSUs (including Dividend Equivalent RSUs) as follows:

(i)                                     The number of additional Dividend Equivalent RSUs credited (which may include fractional RSUs) shall be the quotient obtained by dividing the aggregate cash amount that would have been paid as a dividend on the Shares underlying all RSUs (including any Dividend Equivalent RSUs) then credited to Employee in this Award (whether or not such RSUs have Vested) by the Fair Market Value of a Share on the date such dividend payment is made to Company shareholders.

(ii)                                  All rights to any Dividend Equivalent RSUs shall be subject to the restrictions on transferability described in Paragraph 2(a) and shall become null and void upon forfeiture of the RSUs under Paragraph 3(c). Dividend Equivalent RSUs shall be subject to the same risk of forfeiture and the same Vesting terms and conditions as the original RSUs.  To the extent that an Extended Issuance Delay (as defined in Paragraph 3(g)) is in effect with respect to any Vested RSUs, Dividend Equivalent RSUs will be determined and credited on such RSUs in accordance with the same rules set forth above. Any Shares relating to Vested Dividend Equivalent RSUs credited to Employee pursuant to this Agreement shall be issued at the same time as the Shares relating to the original underlying RSUs (“Issuance Date”); provided, however, if Company declares a dividend for which the dividend record date is prior to the Issuance Date, but for which the dividend payment date is on or after the Issuance Date (a “Straddle Dividend”), the Shares relating to such Dividend Equivalent RSUs shall be issued within ten (10) business days of such Straddle Dividend payment date, rather than on the Issuance Date.

3.                                      VESTING, FORFEITURE, AND SHARE ISSUANCE.

a.                                      Vesting Date(s).  The RSUs shall become Vested on the Vesting Date(s) as shown in the online or other grant communication to which this Agreement is attached.

b.                                      Other Vesting.

(i)                                 Effect of Change in Control on Vesting.  Subject to Section 6 of this Agreement and Section 14 of the Plan, upon a “Termination Without Cause” or a termination of Employment in connection with a “Resignation for Good Reason” (each as defined in Paragraph 3(h)), in each case that occurs subsequent to the date of a Change in Control, all RSUs shall become fully Vested.  Prior to any such event, the RSUs shall continue to Vest as provided in Paragraph 2(a).

(ii)                                  Effect of Death and Disability on Vesting.   In addition to any potential Vesting which may occur as provided in this Section 3 and subject to the other terms and conditions of this Agreement, Vesting shall occur in full as of the date of Employee’s “Disability” (as that term is defined in the Rules) or death; provided, however, in no event shall Vesting occur on account of Employee’s death or Disability if Employee’s Employment has been terminated before the date of Employee’s death or Disability.  Any death or Disability occurring after forfeiture of the RSUs under Paragraph 3(c) of this Agreement shall not affect the forfeited status of such RSUs.

(iii)                               Effect of a Reduction in Force, Business Unit Divestiture, or Retirement on Vesting.  Upon either a “Reduction in Force,” “Business Unit Divestiture” or “Retirement (each as defined in Paragraph 3(h) and an “Event”), a pro rata portion of the tranche of RSUs scheduled to Vest on the next Vesting Date (the “Tranche”) shall Vest as set forth in (iv) below; provided, however, that if the Event is a Business Unit Divestiture or Reduction in Force and at least six months have not elapsed between the Grant Date and the Event, no pro rata vesting of the Tranche shall occur and all of the non-Vested RSUs shall be forfeited.  The RSUs that do not Vest under this Paragraph 3(b)(iii) shall be forfeited as of the date of the Event.

(iv)                              Calculations.  To determine the pro rata portion of the Tranche Vesting, divide the number of RSUs scheduled to Vest on the next scheduled Vesting Date by 12 and multiply by the number of months from one year prior to the upcoming Vesting Date (“Commencement Date”) to the Event.  The pro rata calculations shall include the calendar month in which the Commencement Date occurred only if the date is prior to the 16th day of such month and shall include the calendar month in which the Event occurred only if the date is subsequent to the 15th day of such month.  For any calculations in this Agreement that require the number of RSUs to be divided or for a designated percentage of the RSUs to Vest, if such number is not evenly divisible or an applied percentage or formula would result in the issuance of a fractional Share, any fractional Share shall, except as otherwise provided in Paragraph 3(d)(iv), be rounded up to the next whole number and the Corporate Secretary’s office shall allocate the additional Shares(s), if applicable, to the Vesting tranche.  In no event shall Vesting occur with respect to a number of RSUs that exceeds the original RSU grant amount, plus if any, additional RSUs resulting from the crediting of Dividend Equivalents pursuant to Paragraph 2(b).

c.                                       Forfeiture.  Forfeiture of RSUs shall occur under the circumstances set forth below. Upon any such forfeiture, under no circumstance will Company be obligated to make any payment to Employee, and no Shares shall be issued, as a result of such forfeited RSUs.  In addition to the forfeiture of all RSUs, upon forfeiture for “Cause” (as defined in Paragraph 3(h)) all Shares previously issued under this Agreement shall also be forfeited and transferred to Company as provided in Section 5.

(i)                                     Subject to the other provisions of this Section 3, all non-Vested RSUs shall be forfeited if Employee ceases Employment during the Original Delay Period (even if a portion of the RSUs have Vested).

(ii)                                  Notwithstanding any other provision of this Agreement, Cause shall result in forfeiture of the RSUs and all Shares issued pursuant thereto.  Employee acknowledges and agrees that forfeiture for Cause can occur during any Original Delay Period or Extended Delay Period, prior or subsequent to any RSU Vesting or Share issuance and whether or not Employee is eligible for a Retirement.

d.                                      Share Issuance.

(i)                                     Except as otherwise provided herein, upon the Vesting of a specific number of RSUs as provided in Paragraphs 3(a) and (b), Company shall issue a corresponding number of Shares to Employee as soon as administratively practical after the Vesting Date; provided that tax withholding obligations have been satisfied as provided in Section 4.  The preceding sentence notwithstanding,

(A)                               if the Vesting event is Retirement, Reduction in Force, Termination Without Cause, Resignation for Good Reason or Business Unit Divestiture, no issuance of Shares is to occur with respect to such Vesting event unless it is also a 409A Separation;

(B)                               if the Vesting event is Retirement, Reduction in Force, Termination Without Cause, Resignation for Good Reason or Business Unit Divestiture but such Vesting event is not a 409A Separation, issuance of Shares shall not occur until Employee’s 409A Separation;

(C)                               if the Vesting event is a Change in Control and the RSUs are subject to 409A, no issuance of Shares is to occur unless that Change in Control is also a 409A Change in Control; and

(D)                               if the Vesting event is a Change in Control but such Change in Control is not a 409A Change in Control, no issuance of Shares is to occur until the first to occur of Employee’s 409A Separation or a 409A Change in Control.

(ii)                                  Company will not issue Shares upon a Vesting Date to the extent that either Employee has elected an “Extended Issuance Delay” (as defined in Paragraph 3(f)) and/or the issuance of Shares is subject to the six-month delay period required under Section 409A a “409A Issuance Delay” (as defined in Paragraph 3(g)).  Employee acknowledges and agrees that Company will not issue any Shares pursuant to this Agreement any earlier than the first business day after the Vesting Date nor any later than ninety days after such Vesting Date.  If one or both of an Extended Issuance Delay or a 409A Issuance Delay applies, Company shall issue the Shares as soon as administratively practical (but no earlier than one business day and no later than ninety days) after expiration of the latest ending applicable period.  Company’s transfer agent may issue Shares in certificate or book entry form as determined by Company’s Corporate Secretary.

(iii)                               Upon issuance of the Shares, Employee shall have all rights of a shareholder with respect thereto including the right to vote and receive all dividends or other distributions made or paid with respect to the Shares.  The number of Shares issuable in any circumstance shall be reduced by the number of Shares withheld for taxes as provided in Section 4.

(iv)                              Except as otherwise expressly provided in this Agreement, at any time a fractional Share would otherwise be issued pursuant to this Agreement, such fraction shall be rounded up or down to the nearest whole Share in accordance with the applicable rounding methodology set forth in the Rules or other applicable rules or procedures.

e.                                       Limited Accelerated Issuance of Shares for FICA Related Taxes.  Paragraph 4(b) governs the limited accelerated payment of Shares underlying RSUs for the satisfaction of “FICA Related Taxes” (as defined in Paragraph 4(b)) if those should occur for any reason prior to the Vesting Date.

f.                                        Extended Issuance Delays.  The period from the Grant Date to a Vesting Date is the “Original Delay Period.”  In circumstances allowed by the Rules and where a valid and timely Section 409A deferral election has been made (an “Extended Issuance Delay”), Shares that Company would otherwise issue after the Original Delay Period may be issued on the Extended Issuance Date timely elected by Employee.  The period from the Vesting Date to the Extended Issuance Date is the “Extended Delay Period.”

g.                                       Section 409A Issuance Delays.  To the extent that an RSU is or becomes subject to 409A and Employee is a “specified employee” under Company’s Specified Employee Identification Procedures, then, notwithstanding any other provision of this Agreement or the Rules and for the avoidance of negative tax consequences to Employee, any issuance of Shares or cash pursuant to this Agreement on account of Employee’s 409A Separation shall be delayed until the first day after six-months following such 409A Separation, as required for the avoidance of penalties and/or excise taxes under 409A (“409A Issuance Delay”).

h.                                      Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

(i)                                     A “409A Change in Control” is a Change in Control that also qualifies as a change in control under 409A(a)(2)(A)(v).

(ii)                                  A “409A Separation” is Employee’s separation from service with Company as determined under 409A(a)(2)(A)(i).  A 409A Separation may occur on account of any separation from service including separation due to death, disability, resignation, or termination of employment by Company with or without Cause.

(iii)                               A “Business Unit Divestiture” is Employee’s termination of Employment in connection with the consummation of a merger, reorganization, consolidation, or sale of assets, or stock or other transaction that the Committee determines is a business unit divestiture event, that involves a Subsidiary (as defined in Subparagraph 3(h)(v)(B)), joint venture, division or other business unit, and that results in a group of employees of such business unit being employed by an acquiring company and no longer having employment with Company.

(iv)                              “Cause” means either a violation of Section 5 or termination of Employment for any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty, criminal activity, fraud or embezzlement, any unauthorized disclosure or use of material confidential information or trade secrets, or violation of any noncompete or non-disclosure agreement to which Employee is subject.

(v)                                 “Employment” means Employee is regularly and continuously employed, for more than fifty percent (50%) of the number of hours designated for base salary purposes as full-time employment, by:

(A)                               Company;

(B)                               any corporation in an unbroken chain of corporations beginning with Company or in an unbroken chain of corporations ending with Company if, on the Grant Date, each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain or any entity in which Company has a direct or indirect equity interest of at least fifty percent (50%) (“Subsidiary”);

(C)                               any individual or entity that directly or through one or more intermediaries controls or is controlled by or under common control with Company (“Affiliate”); or

(D)                               any entity in which Company directly or indirectly owns stock possessing such minimum percentage (at least twenty percent (20%)) of the total combined voting power of all classes of stock or owns such minimum percentage (at least twenty percent 20%)) of the capital interests or profit interests as the Committee from time to time determines for purposes of this Subparagraph 3(h)(v) (also an “Affiliate”).

Employee is not deemed to have terminated Employment through, and the RSUs shall not be forfeited solely as a result of, any change in Employee’s duties or position or Employee’s temporary leave of absence approved by Company.

(vi)                              The “Extended Issuance Date” is (a) if a Retirement Installment applies, each date during an Extended Delay Period that Employee shall receive an issuance of Shares in an installment, or if earlier, the date of death following Retirement; or (b) if a Retirement Installment does not apply, the earlier of (i) the Extended Issuance Date elected by Employee pursuant to the Rules; or (ii) the date of a 409A Separation during the Extended Delay Period.

(vii)                           A “Reduction in Force” means a termination of Employee’s Employment with Company during the Original Delay Period as part of Company’s termination of the employment of at least ten (10) employees within a business unit in connection with a single plan of reduction to occur within a rolling 90-day period or longer period incorporated into a specific plan of reduction.

(viii)                        A “Resignation for Good Reason” means Employee’s resignation for good reason (as defined below) subsequent to the date of a Change in Control during the three-year period following such date if: (x) Employee provides written notice to the Company Secretary within ninety (90) days after the initial occurrence of a good reason event describing in detail the event and stating that Employee’s employment will terminate upon a specified date in such notice (the “Good Reason Termination Date”), which date is not earlier than thirty (30) days after the date such notice is provided to Company (the “Notice Delivery Date”) and not later than ninety (90) days after the Notice Delivery Date, and (y) Company does not remedy the event prior to the Good Reason Termination Date.  In no event shall there be a Resignation for Good Reason unless such resignation also constitutes a 409A Separation.  For purposes of this Agreement, Employee shall have “good reason” if there occurs without Employee’s consent:

(A)                               a material reduction in the character of the duties assigned to Employee or in Employee’s level of work responsibility or conditions;

(B)                               a material reduction in Employee’s base salary as in effect immediately prior to the Change in Control or as the same may have been increased thereafter;

(C)                               the material relocation of Employee’s principal office to a location at least 35 miles outside of the metropolitan area where such office was located at the time of the Change in Control, except for required travel on Company business to an extent substantially consistent with Employee’s obligations immediately prior to the Change in Control; or

(D)                               any material breach by Company of an employment agreement between Company or its successor and Employee, provided, however, that Employee shall not have “good reason” under this Subparagraph (viii) on account of any alleged breach of an employment agreement based on a material reduction in employee benefits as of a Change in Control that is immaterial or where benefits to Employee from participation in such employee benefit plans are not reduced by more than ten percent (10%) in the aggregate.

(ix)                              A “Retirement” means, notwithstanding the definition of “Retirement” under the Plan, a termination of Employee’s Employment (either by Employee voluntarily or by Company as a Termination Without Cause) that meets either of the following criteria:  (i) termination is at age 59 ½ or older with no less than 3 years of service, or (ii) termination is at age 55 or older with no less than 20 years of service.

(x)                                 A “Termination Without Cause” means Company’s termination of Employee’s Employment that is not for Cause.

(xi)                              A “Retirement Installment” is an election made pursuant to the Rules to receive, after Retirement and prior to death, any Share issuance amounts in incremental installments over the number of years elected by Employee as allowed by the Rules.

i.                                          Payments to Third Party.  Upon death of Employee followed by a valid written request for payment, the Shares shall be issued as soon as administratively practical to Employee’s beneficiary named in a written beneficiary designation filed with Company’s Corporate Secretary on a form for the Plan or, if there is no such designated beneficiary, to Employee’s executor or administrator or other personal representative acceptable to the Corporate Secretary.  Any request to pay any person or persons other than Employee shall be accompanied by such documentation as Company may reasonably require, including without limitation, evidence satisfactory to Company of the authority of such person or persons to receive the payment.

4.                                      TAXES.

a.                                      Tax Withholding; Valuation.  Employee understands and agrees that, at the time any tax withholding obligation arises in connection with (i) a Share issuance, (ii) Retirement-eligibility, or (iii) an RSU Vesting, Company may withhold, in Shares if Company requires or a valid election applies under this Section 4 or in cash from payroll or other amounts Company owes or will owe Employee, any applicable withholding, payroll and other required tax amounts due upon Vesting, issuance of Shares, Retirement-eligibility, or any other applicable event.  Tax Withholding may be made by any means permitted under the Plan, as approved by the Committee, and as permitted under the law.  The valuation of the RSUs, and any Shares that Company may issue attributable to Vested RSUs, for tax and other purposes shall be as set forth in the Rules and in applicable laws and regulations (“Valuation Rules”).  In the absence of the satisfaction of tax obligations, Company may refuse to issue the Shares.

b.                                      Acceleration of Share Issuance to Cover Employment Tax Liabilities.  Employee understands and agrees that certain tax withholding amounts may be due prior to an issuance of Shares.  For instance, withholding amounts for the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) (“FICA Tax”) may be due upon Employee meeting Retirement-eligibility requirements during an Original Delay Period subsequent to a Change in Control.  If Shares are issued on an accelerated basis to satisfy the FICA Tax as provided in this Paragraph, then Employee may have income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws (together with the FICA Tax, the “FICA Related Taxes”).  When and in the manner permitted by the Committee or its delegate in their sole discretion and unless otherwise prohibited by law, Company may satisfy (or may allow Employee to elect to satisfy) the FICA Related Taxes through the accelerated issuance of Shares (including the accelerated issuance of Shares for which a Vesting Date may not have yet occurred but for which the underlying RSU is no longer subject to substantial risk of forfeiture).  In no event, however, may the value (determined under the Valuation Rules) of the total accelerated Share issuance exceed the aggregate amount of the FICA Related Taxes.

c.                                       Satisfaction in Share Retention.  Subject to the requirements of the Committee or its delegate in their sole discretion and unless otherwise prohibited by law, Company may require Employee to satisfy, or may allow Employee (or his or her guardian, legal representative or successor) to irrevocably elect in writing on a Company designated form to satisfy any income tax withholding obligation in connection with the RSUs through the retention of whole Shares which would otherwise have been issued, which Shares shall not belong to Employee upon such retention.

d.                                      Remedies.  If withholding is not effected by Company for any reason at the time of the taxation event, then Employee agrees to pay Company any withholding amounts due within the deadline imposed by Company.  If, within the deadline imposed by Company, Employee has not paid any withholding amounts due or, subject to compliance with Treasury Regulations § 1.409A-3(j)(4), has not elected, if allowed by the Committee or its delegate in their sole discretion, whether to have Shares retained for taxes or to pay cash for the tax withholding, then Company may, at its sole discretion (a) retain whole Shares which would otherwise have been issued (including without limitation withdrawal of Shares that had previously been placed into Employee’s book entry account), (b) deduct such amounts in cash from payroll or other amounts Company owes or will owe Employee, or (c) effect some combination of Share retention and cash deduction (collectively, “Remedies for Amounts Owed”).

5.                                      VIOLATION OF NONCOMPETE, NONUSE AND NONDISCLOSURE PROVISIONS.  Employee acknowledges that Employee’s agreement to this Section 5 is a key consideration for the grant of the RSUs.  Employee hereby agrees with Company as follows:

a.                                      Non-Compete.  During the period that Employee is employed by “Employer” (as defined in Paragraph 5(h)), and thereafter during any period for which Employee is receiving, by agreement of Employee and Employer, any separation payment(s) (whether made in lump sum or installments), Employee agrees that, without consent of Employer, Employee will not engage directly or indirectly within any country where Employee was employed by or performed services for Employer, in any manner or capacity, as advisor, consultant, principal, agent, partner, officer, director, employee or otherwise, in any business or activity which is competitive with any business conducted by Employer or by an “Applicable Company Entity” (as defined in Paragraph 5(h)), provided, however, that the Committee may determine as provided in Section 6 hereof that such obligation shall not apply to any period after termination of employment if such termination was on the date of a Change in Control or within eighteen (18) months subsequent to such date.

b.                                      Non-Solicitation of Employees, Customers and Prospective Customers.  Employee agrees that during the twelve (12) month period subsequent to termination of employment with Employer, Employee will not solicit any employee of Employer or of any Applicable Company Entity to leave such employment to become employed by a competitor of Employer or of any Applicable Company Entity.  Employee further agrees that, during the twelve (12) month period subsequent to termination of employment with Employer, Employee will not solicit or contact any person, business or entity which was a “Customer” or “Prospective Customer” (each as defined in Paragraph 5(h)) for purposes of selling goods or services of the type sold or rendered by Employer or any Applicable Company Entity.

c.                                       Ownership of Confidential Information, and Inventions and Works.  All “Confidential Information,”  “Inventions” and “Works” (each as defined in Paragraph 5(h)) and documents and other materials containing Confidential Information, Inventions and Works are the exclusive property of Employer.  Employee shall make full and prompt disclosure to Employer of all Inventions.  Employee assigns and agrees to assign to Employer all of Employee’s right, title and interest in Inventions.  Employee acknowledges and agrees that all Works are “works made for hire” under the United States copyright laws and that all ownership rights vest exclusively in Employer from the time each Work is created.  Should a court of competent jurisdiction hold that a Work is not a “work made for hire,” Employee agrees to assign and hereby assigns to Employer all of Employee’s right, title and interest in the Work.  In the event any Invention or Work may be construed to be non-assignable, Employee hereby grants to Employer a perpetual, royalty-free, non-exclusive license to make, use, sell, have made, and/or sublicense such non-assignable Invention or Work.  Employee agrees to assist Employer to obtain and vest its title to all Inventions and Works, including any patent or copyright applications or patents or copyrights in any country, by executing all necessary or desirable documents, including applications for patent or copyright and assignments thereof, during and after employment, without charge to Employer, at the request and expense of Employer.

d.                                      Recordkeeping and Return of Confidential Information, Inventions and Works. Employee agrees to maintain regular records of all Inventions and Works developed or written while employed with Employer.  Employee agrees to comply with any procedures disseminated by Employer with respect to such recordkeeping.  Employee agrees to provide such records to Employer periodically and/or upon request by Employer.  Employee agrees to return to Employer all Confidential Information, Inventions and Works in any tangible form, and copies thereof in the custody or possession of Employee, and all originals and copies of analyses, compilations, studies or documents pertaining to any Confidential Information, Inventions and  Works, in whatever form or medium, upon a request by Employer, or upon termination of employment.

e.                                       Nonuse and Nondisclosure.  Employee shall not, either during or after Employee’s employment by Employer, disclose any Confidential Information, Inventions or Works to any other person or entity outside of his employment, or use any Confidential Information, Inventions or Works for any purpose without the prior written approval of an officer of Employer, except to the extent required to discharge Employee’s duties assigned by Employer.

f.                                        Subsequent Employer Notice. During the term of Employee’s employment with Employer and for the longer of one year thereafter, or any period in which the non-compete or non-solicitation obligation set forth herein applies (the “Identification Period”), Employee agrees to identify to potential subsequent employer(s), partner(s) or business associate(s) Employee’s obligations under this Agreement prior to committing to a position with the employer(s), partner(s), or business associate(s).  Employee agrees that Employer may, at its discretion, provide a copy of Section 5 of this Agreement to any of Employee’s subsequent employer(s), partner(s), or business associate(s), and may notify any or all of them of Employee’s obligations under this Agreement.  During the Identification Period, Employee shall give written notice to Employer’s Human Resources Department identifying any subsequent employer(s), partner(s), or business associate(s) of Employee.

g.                                       Remedies.    Notwithstanding anything to the contrary herein, if in Employer’s sole discretion an event has occurred that constitutes Cause (including, without limitation, a violation of this Section 5), whether prior to, on or after an RSU Vesting or Share issuance date or during an Original Delay Period or Extended Delay Period, then, in addition to all other remedies available to Company, the RSUs for which Share issuance has not occurred shall be immediately forfeited to Company and any Shares that have been issued pursuant the Vesting of underlying RSUs, if such issuance has occurred, shall be immediately transferred by Employee to Company (with Employee taking all steps necessary to effect the transfer and provided that, if the Shares are no longer available for transfer, Employee shall reimburse to Company the amount of Employee’s ordinary income from the Vesting of the RSUs); provided, however, that no consideration shall be paid by Company to Employee for any forfeiture, transfer or reimbursement pursuant to this Paragraph 5(g).  Company may apply all or any of the Remedies for Amounts Owed, as described in Paragraph 4(d).  Employee agrees that the provisions of Section 5 hereof are necessary for protection of the business of Company and that violation of such provisions is cause for termination of employment and would cause irreparable injury to Company not adequately remediable in damages.  Employee agrees that any breach of its obligations under Section 5 shall, in addition to any other relief to which Company may be entitled, entitle Company to temporary, preliminary and final injunctive relief against further breach of such obligations, along with attorneys’ fees and other costs incurred by Company in connection with such action.  Employee agrees to the waiver of any requirement for the posting of any bond as a condition to such equitable relief.

h.                                      Section 5 Definitions.  For purposes of Section 5, the following terms have the meanings set forth below:

(i)                                     “Applicable Company Entity”  means Company, a Subsidiary (as defined in Paragraph 3(h)), or Affiliate (as defined in Paragraph 3(h) and also as defined in Paragraph 5(h)(iv)) with which Employee worked or was involved during the course of his employment with Employer or about which Employee gained Confidential Information during the course of Employee’s employment with Employer.

(ii)                                  “Confidential Information” means non-public information about Company, its Subsidiaries and Affiliates, including without limitation:

(A)                               inventions not disclosed to the public by Company, its Subsidiary or Affiliate, products, designs, prototypes, data, models, file formats, interface protocols, documentation, formulas, improvements, discoveries, methods, computer hardware, firmware and software, source code, object code, programming sequences, algorithms, flow charts, test results, program formats and other works of authorship relating to or used in the current or prospective business or operations of Company, Subsidiaries and Affiliates, all of which is Confidential Information, whether or not patentable or made on Employer premises or during normal working hours; and

(B)                               business strategies, trade secrets, pending contracts, unannounced services and products, financial projections, customer lists, information about real estate Company, its Subsidiary or Affiliate is interested in acquiring, and non-public information about others obtained as a consequence of employment by Employer, including without limitation information about customers and their services and products, the account holders or shareholders of customers of Company, Subsidiaries and Affiliates, and associates, suppliers or competitors of Company, Subsidiaries and Affiliates.

(iii)                               “Customer” means any person, business or entity that has done business with Employer or any Applicable Company Entity at any time during the twelve (12) month period prior to the date of termination of Employee’s employment.

(iv)                              “Employer” means any Company-related entity that has employed Employee, whether it be Company, its Subsidiary (as defined in Paragraph 3(h)), or Affiliate (as defined in Paragraph 3(h) and also for purposes of this Section 5 including any entity in which Company has a direct or indirect equity interest of at least twenty-five percent (25%)).

(v)                                 “Inventions” means all discoveries, improvements, and inventions relating to or used in the current or prospective business or operations of Company, Subsidiaries and Affiliates, whether or not patentable, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer.

(vi)                              “Prospective Customer” means any person, business or entity to whom or to which Employer or any Applicable Company Entity has made, at any time during the twelve (12) month period prior to the date of termination of Employee’s employment, a proposal to do business.

(vii)                           “Works” mean all original works fixed in a tangible medium of expression by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer, and related to or used in the current or prospective business or operations of Employer.

i.                                          Survival.  Except as limited in time in Paragraphs 5(a) and (b), Employee’s obligations in this Section 5 shall survive and continue beyond the RSU Vesting or forfeiture dates, the Original Delay Period or an Extended Delay Period, any issuance or transfer of Shares, and any termination or expiration of the Agreement for any reason.

j.                                         Competing Obligations.  Employee may have entered or may enter into an agreement that contains an obligation protective of any Company-related entity that is similar to, but more or less restrictive than, an obligation set forth in this Section 5 (“Competing Obligation”).  By executing this Agreement, Employee agrees that if any Competing Obligation applies, he shall be bound by the obligation (whether in this Agreement or in a separate agreement) that is the most protective to the Company-related entity.

k.                                      Enforceability.  If the final judgment of a court or arbitrator with competent jurisdiction declares that any term or provision of this Section 5 is invalid or unenforceable, Employee agrees that the court or arbitrator making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or geographic area of the applicable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that the terms and provisions of this Section 5 will be enforceable as so modified.  Employee further agrees that if any part of this Section 5 is held by a court or arbitrator with competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, and cannot be modified in accordance with this paragraph, such part shall be deemed to be severed from the remainder of this Section 5 for the purpose only of the particular legal proceedings in question, and all other covenants and provisions of this

Agreement shall in every other respect continue in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision.

6.                                      CHANGE IN CONTROL.

a.                                      Committee Non-Competition Determination.  Notwithstanding any provision of this Agreement to the contrary, if Company is contemplating a transaction (whether or not Company is a party to it) or monitoring an event that would cause Company to undergo a Change in Control (as defined in Paragraph 6(b)), the Committee (as constituted before such Change in Control) may determine that the noncompete obligation set forth in Paragraph 5(a) shall not apply to any period after termination of employment if such termination was on the date of a Change in Control or within eighteen (18) months subsequent to such date.

b.                                      Definition of Change in Control.   For purposes of this Agreement, a “Change in Control” shall have the same meaning as the definition of such term in the Plan, as amended and interpreted from time to time, as of the date of the event that may cause a Change in Control.

Notwithstanding the occurrence of a Change in Control under the applicable definition, a Change in Control shall not occur with respect to Employee if, in advance of such event, Employee agrees with Company in writing that such event shall not constitute a Change in Control; provided, however, in no event shall Employee’s agreement under this paragraph affect a payment subject to 409A from being made where such payment event is a 409A Change in Control.

c.                                       Committee Action in Connection with Change in Control.  The Committee (as constituted before such Change in Control) has the authority to take the actions set forth in Section 14 of the Plan.  For instance, by way of example and not limitation, the Committee (as constituted before such Change in Control) may determine in its sole discretion that Company, or any successor company in the applicable merger or sale agreement, may pay cash to Employee in an amount equal to the amount (as determined by the Committee) that could have been attained by Employee had the Award been currently payable, in lieu of issuing Shares that would otherwise be issued in connection with Vesting or the termination of an Extended Delay Period on or after the Change in Control.

7.                                      GENERAL.

a.                                      No Employment Contract.  Except to the extent the terms of any separate written employment contract between Employee and Company may expressly provide otherwise, Company shall be under no obligation to continue Employee’s employment with Company for any period of specific duration and may terminate such employment at any time, for Cause or as a Termination Without Cause.

b.                                      Compliance With Certain Laws and Regulations.  If the Committee determines that the consent or approval of any governmental regulatory body or that any action with respect to the RSUs is necessary or desirable in connection with the granting of the RSUs or the issuance of Shares, Employee shall supply Company with such representations and information as

Company may request and shall otherwise cooperate with Company in obtaining any such approval or taking such action.

c.                                       Construction and No Waiver.  Notwithstanding any provision of this Agreement, the granting of the RSUs and the issuance of the Shares are subject to the provisions of the Plan and any procedures or Rules promulgated thereunder by the Committee or its delegate.  The failure of Company in any instance to exercise any of its rights granted under this Agreement, the Plan or the Rules shall not constitute a waiver of any other rights that may arise under this Agreement.

d.                                      Notices.  Any notice required to be given or delivered to Company under the terms of this Agreement shall be in writing and addressed to Company in care of its Corporate Secretary at its corporate offices, and such notice shall be deemed given only upon actual receipt by Company.  Any notice required to be given or delivered to Employee shall be in writing and addressed to Employee at the address on file with Company’s Human Resources Department or such other address specified in a written notice given by Employee to Company, and all such notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

e.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to its principles of conflicts of law.

f.                                        Entire Agreement.  Subject to Paragraph 5(j), this Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating thereto.

g.                                       Amendment.  This Agreement may be amended only in a manner approved by Company evidencing both parties’ agreement to the amendment.  This Agreement may also be amended, without prior notice to Employee and without Employee’s consent, (i) prior to any Change in Control by the Committee if the Committee in good faith determines that the amendment does not materially adversely affect any of Employee’s rights under this Agreement or (ii) at any time if the Committee deems it necessary or appropriate to ensure that the RSUs either remain exempt from, or compliant with, Internal Revenue Code Section 409A.

h.                                      Acknowledgement.  The RSU grant and this Agreement are subject to the terms and conditions of the Plan, the Rules, and any other rules or procedures adopted by the Committee or its delegate. The Plan is incorporated in this Agreement by reference and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning.  Employee agrees to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan, this Agreement, the Rules, and other applicable rules or procedures regarding any issues arising thereunder, including without limitation all decisions and interpretations related to 409A and regulations and guidance issued thereunder.

By accepting the terms and conditions of this Agreement, Employee accepts the RSUs and acknowledges that the RSUs are subject to all the terms and provisions of the Plan (including without limitation the powers of the Committee to make determinations and adjustments as provided in Sections 3, 4.2, 5, 14.1 and 15.1 of the Plan), this Agreement, the Rules, and other applicable rules or procedures.